Exhibit 1.01

Fortune Brands Innovations, Inc.

Conflict Minerals Report

Year Ended December 31, 2025

Summary

Fortune Brands Innovations, Inc. (“Fortune Brands” the “Company”, “we”, “us”, or “our”) determined that tin, tantalum, tungsten and/or gold (the “Conflict Minerals”) were necessary for the production or functionality of products manufactured or contracted for manufacture by Fortune Brands in calendar year 2025 and is therefore subject to reporting under Section 1502(b) of the Dodd Frank Act, and Rule 13p-1 under the Securities Exchange Act of 1934. After conducting a reasonable country of origin inquiry (“RCOI”) regarding the applicable Conflict Minerals, Fortune Brands had reason to believe that some of the Conflict Minerals may have originated in the Democratic Republic of the Congo or an adjoining country (together, the “Conflict Region”) and therefore was subject to the exercise of due diligence as described in this Conflict Minerals Report (“Report”), which is presented to comply with Rule 13p-1 of the Securities Exchange Act of 1934.

1. Company Overview.

We are a leading home, security and digital products company whose purpose is to elevate every life by transforming spaces into havens.

Fortune Brands does not directly source any Conflict Minerals that may be used in the products it manufactures or contracts to manufacture. Because of the size of the Company, the complexity of our products and the manufacturing process, and because of the constant evolution of our supply chain, we relied on our direct suppliers to provide us with information on the origin of the Conflict Minerals that are supplied to them from upstream suppliers when conducting our RCOI and our due diligence process.

2. Design of Due Diligence Process.

Fortune Brands designed its due diligence process and methodology to conform in all material respects with the framework of the Organization for Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition) and the supplements thereto (together, the “OECD Framework”).

3. Due Diligence Measures Undertaken.

Fortune Brands undertook the following measures as part of its Conflict Minerals due diligence:

A. Established Company Management Systems:

The Company maintained a Conflict Minerals task force headed by the Fortune Brands’ legal department and includes representatives from each business segment. The task force continued to work with the representatives of the Company’s businesses to help determine the scope of our due diligence, and the best methods to contact, educate, and survey our suppliers.

We employed our system of supply chain traceability to identify the facilities in our supply chain that may have supplied Conflict Minerals for our 2025 products. This system included identification of suppliers of materials for the 2025 products, outreach to these suppliers, and evaluation of information received from these suppliers (as described further in Part B below). Reports on the progress of the Conflict Minerals program were made to internal company management periodically.

The Company also continued to maintain control systems which include our many standards, policies and procedures designed to provide guidelines on how to conduct business in an ethical and responsible manner and how to report grievances. Please see our Annual Report on Form 10-K for more information on these controls and our Code of Business Conduct and Ethics, Supplier Code of Conduct and other related policies, all of which can be found at www.FBIN.com.

B. Identify and Assess Risks in the Supply Chain:

Fortune Brands relied on information provided by our suppliers to assist with our due diligence efforts. Specifically, we took the following steps as part of our Conflict Minerals due diligence process:

o
Identified our direct suppliers which provided raw materials or components used in the production of those products reasonably believed to contain one or more Conflict Minerals;

o
Contacted the identified suppliers and, together with a cover letter explaining the intent and purpose of our request, sent our direct suppliers the Responsible Minerals Initiative’s Conflict Minerals Reporting Template (the “Template”);

o
Requested from those suppliers confirmation of the presence of necessary Conflict Minerals in the raw materials or components they supplied to Fortune Brands and information regarding the origin of those minerals. The Template also included questions regarding the suppliers’ conflict mineral policies, due diligence processes, engagement with their supply chains and a listing of the smelters/refiners used to process the necessary Conflict Minerals;

o
Followed-up with unresponsive suppliers to request compliance with our requests for information and documentation; and

o
Reviewed, compiled and analyzed the responses for each responding supplier.

C. Design and Implement a Strategy to Respond to Identified Risks.

Fortune Brands continued to implement a strategy for complying with the Conflict Minerals reporting requirements, which included establishing a timeline for the sending, collection and analysis of the responses to the Template we gathered as part of our due diligence process. Fortune Brands continued to use a task force to coordinate the process and the collection of data. Members of this task force worked to incorporate insights gained during the 2013-2024 reporting cycles to improve the accuracy of the 2025 due diligence process. This included identifying incomplete or internally inconsistent supplier responses, and working to obtain additional information and accurate responses. Members of internal company management received periodic reports and updates regarding the due diligence process. In addition, the business segments had discussions with the Company’s legal department throughout the process.

D. Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain.

As a downstream company with no direct relationships with smelters/refiners, we did not directly engage in any third-party audits of smelters or refiners in our supply chain.

E. Report on Supply Chain Due Diligence.

A copy of this Conflict Minerals Report can be found on our website at https://ir.fbin.com/sec-filings.

4. Results of Due Diligence Process.

As part of our internal assessment, we identified our global suppliers who were potentially supplying products that contained Conflict Minerals. Each supplier was sent a cover letter, background on the Template and the Template. All of our segments had products that were subject to our due diligence efforts. For more information about our products, please refer to our Annual Report on Form 10-K for the year ended 2025.

Fortune Brands was unable, after exercising the due diligence described in this Conflict Minerals Report, to determine the country of origin of some necessary Conflict Minerals in our 2025 products or whether any of the necessary Conflict Minerals may have directly or indirectly financed or benefited an armed group in the Conflict Region.

Facilities used to process necessary Conflict Minerals and country of origin

As a result of the Company’s due diligence process, 130 smelters and refiners were reported to us by our responsive direct suppliers as having potentially processed necessary Conflict Minerals contained in our 2025 products. Of these, 82 are included on the list of facilities that have been verified and found to conform to the Responsible Minerals Assurance Process (“RMAP”) assessment protocols, with another 3 facilities identified as “Active” in the RMAP. Appendix A sets forth a list of the facilities our suppliers identified, with RMAP-conformant smelters and refiners identified as “Conformant” and RMAP-active refiners identified as “Active.”

Many of our direct suppliers provided the information on smelters and refiners at their company level (i.e., representing the smelters and refiners associated with all product offerings of the supplier that contained Conflict Minerals) and did not customize the information for Fortune Brands or the specific materials supplied to Fortune Brands. We were therefore unable to confirm that the Conflict Minerals in our 2025 products were in fact processed by the reported smelters and refiners.

Efforts to determine the mine or location of origin

We have determined that seeking information about the smelters and refiners of Conflict Minerals in our supply chain and utilizing the tools and information developed by industry organizations to assess the due diligence practices of these entities represent the most reasonable efforts we can make to determine the mines or locations of origin of the Conflict Minerals in our supply chains and products.

5. Steps to Improve Due Diligence Efforts in 2026.

The Company intends to continue to take the following steps to improve our Conflict Minerals due diligence process:

•
Continue to utilize internal resources and expertise to ensure uniform implementation of Company Conflict Minerals processes.

•
Continue to engage our suppliers that have not fully responded to our requests for Conflict Minerals information, ultimately seeking to obtain complete responses from all of our direct suppliers of materials containing Conflict Minerals, to determine:
o
the use of Conflict Minerals;
o
the country of origin of those Conflict Minerals;
o
the use of scrap or recycled sources of those Conflict Minerals; and
o
the source and chain of custody of those Conflict Minerals there is reason to believe may have originated in the covered countries and that were not obtained from scrap or recycled sources.

Appendix A

Metal	Facility Name	Active	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.		X
Tin	Alpha Assembly Solutions Inc		X
Tin	PT Aries Kencana Sejahtera
Tin	PT Premium Tin Indonesia		X
Tin	Dongguan Best Alloys Co., Ltd.		X
Tin	Dowa		X
Tin	EM Vinto		X
Tin	Estanho de Rondonia S.A.		X
Tin	Fenix Metals		X
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.		X
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.
Gold	Asahi Refining Canada Ltd.		X
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	China Tin Group Co., Ltd.		X
Tin	Metallic Resources, Inc.		X
Tin	Mineracao Taboca S.A.		X
Tin	Minsur		X
Tin	Mitsubishi Materials Corporation		X
Tin	Jiangxi New Nanshan Technology Ltd.		X
Tin	O.M. Manufacturing (Thailand) Co., Ltd.		X
Tin	Operaciones Metalurgicas S.A.		X
Tin	PT Artha Cipta Langgeng	X
Tin	PT Mitra Stania Prima		X
Tin	PT Prima Timah Utama		X
Tin	PT Timah Tbk Kundur		X
Tin	PT Timah Tbk Mentok		X
Tin	Rui Da Hung		X
Tin	Thaisarco		X
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Tin	VQB Mineral and Trading Group JSC
Tin	White Solder Metalurgia e Mineracao Ltda.		X
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.		X
Tin	Magnu's Minerais Metais e Ligas Ltda.		X
Tin	Melt Metais e Ligas S.A.
Tin	PT ATD Makmur Mandiri Jaya		X
Tin	O.M. Manufacturing Philippines, Inc.		X
Tin	CV Ayi Jaya		X
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tin	PT Rajehan Ariq		X
Tin	PT Cipta Persada Mulia		X
Tin	An Vinh Joint Stock Mineral Processing Company
Tin	Resind Industria e Comercio Ltda.		X
Tin	Super Ligas		X
Tin	Aurubis Beerse		X
Tin	Aurubis Berango		X
Tin	PT Bangka Prima Tin		X
Tin	Modeltech Sdn Bhd
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.		X
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.		X
Tin	Tin Technology & Refining		X

Metal	Facility Name	Active	Conformant
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.
Tin	Ma'anshan Weitai Tin Co., Ltd.
Tin	PT Masbro Alam Stania	X
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Tin	Luna Smelter, Ltd.		X
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.		X
Tin	Precious Minerals and Smelting Limited
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.
Tin	PT Mitra Sukses Globalindo		X
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	X
Tin	CRM Synergies EMEA, S.L.U.		X
Tin	Fabrica Auricchio Industria e Comercio Ltda.		X
Tin	HuiChang Hill Tin Industry Co		X
Tin	PT Putera Sarana Shakti (PT PSS)		X
Tin	Mining Minerals Resources SARL		X
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.		X
Tin	Malaysia Smelting Corporation Berhad (Port Klang)		X
Tin	Pongpipat Company Limited
Tin	RIKAYAA GREENTECH PRIVATE LIMITED
Tin	Woodcross Smelting Company Limited		X
Tin	Global Advanced Metals Greenbushes Pty Ltd.		X
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd
Tin	PT Arsed Indonesia		X
Tin	P Kay Metal, Inc		X
Tantalum	AMG Brasil		X
Tantalum	Metallurgical Products India Pvt., Ltd.		X
Tantalum	Mineracao Taboca S.A.		X
Tantalum	Mitsui Kinzoku Company, Limited		X
Tantalum	NPM Silmet AS		X
Tantalum	Taki Chemical Co., Ltd.		X
Tantalum	Telex Metals		X
Tantalum	Ulba Metallurgical Plant JSC		X
Tantalum	D Block Metals, LLC		X
Tantalum	KEMET de Mexico		X
Tantalum	TANIOBIS Co., Ltd.		X
Tantalum	TANIOBIS GmbH		X
Tantalum	Materion Newton Inc.		X
Tantalum	TANIOBIS Japan Co., Ltd.		X
Tantalum	TANIOBIS Smelting GmbH & Co. KG		X
Tantalum	Global Advanced Metals Boyertown		X
Tantalum	Global Advanced Metals Aizu		X
Tantalum	Resind Industria e Comercio Ltda.		X
Tungsten	TANIOBIS Smelting GmbH & Co. KG		X
Tungsten	Global Tungsten & Powders LLC		X
Gold	Modeltech Sdn Bhd
Gold	Bangalore Refinery		X
Gold	Kyshtym Copper-Electrolytic Plant ZAO
Gold	Degussa Sonne / Mond Goldhandel GmbH
Gold	Pease & Curren
Gold	JALAN & Company
Gold	SungEel HiMetal Co., Ltd.		X
Gold	Planta Recuperadora de Metales SpA		X
Gold	ABC Refinery Pty Ltd.
Gold	Safimet S.p.A
Gold	State Research Institute Center for Physical Sciences and Technology
Gold	African Gold Refinery
Gold	Gold Coast Refinery

Metal	Facility Name	Active	Conformant
Gold	NH Recytech Company		X
Gold	QG Refining, LLC
Gold	Dijllah Gold Refinery FZC
Gold	CGR Metalloys Pvt Ltd.
Gold	Sovereign Metals
Gold	Eco-System Recycling Co., Ltd. North Plant		X
Gold	Eco-System Recycling Co., Ltd. West Plant		X
Gold	Augmont Enterprises Private Limited
Gold	Kundan Care Products Ltd.
Gold	Emerald Jewel Industry India Limited (Unit 1)
Gold	Emerald Jewel Industry India Limited (Unit 2)
Gold	Emerald Jewel Industry India Limited (Unit 3)
Gold	Emerald Jewel Industry India Limited (Unit 4)
Gold	K.A. Rasmussen
Gold	Alexy Metals
Gold	MD Overseas
Gold	Metallix Refining Inc.
Gold	Metal Concentrators SA (Pty) Ltd.		X
Gold	WEEEREFINING
Gold	Gold by Gold Colombia		X
Gold	Dongwu Gold Group